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                                                                       EXHIBIT E
                                                               TO REORGANIZATION
                                                                       AGREEMENT

                            FORM OF AFFILIATE LETTER

________________
________________
________________

Ladies and Gentlemen:

      I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of ______________ (the "Company"), as the term "affiliate" is
(i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization dated as of April 21, 1997 (the "Agreement"), between CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), OccuSystems, Inc., a Delaware corporation (the "OSI") and Concentra Managed Care, Inc., a Delaware corporation ("Holding Company"), I may receive shares of Common Stock, par value $.01 per share, of Holding Company (the "Holding Company Securities") in exchange for shares owned by me of Common Stock, par value $__ per share, of the Company (the "Company Common Stock").

      I represent, warrant and covenant to Holding Company that in the event I receive, or am deemed the beneficial owner of, any Holding Company Securities as a result of the Mergers (as defined in the Agreement):

      A. I shall not make any sale, transfer or other disposition of the Holding Company Securities in violation of the Act or the Rules and Regulations.

      B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Holding Company Securities to the extent I felt necessary, with my counsel or counsel for the Company.

      C. I will not sell or transfer any of my Company Common Stock during the period beginning 30 days prior to consummation of the Mergers (as such term is defined in the Agreement). I understand that the Commission has restricted the sales of stock held by affiliates prior to the Mergers to a period beginning generally 30 days prior to consummation of the Mergers to preserve the spirit of risk sharing. I understand that the Commission generally will not question dispositions by affiliates made more than 30 days prior to the


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consummation of the Mergers if they are not made to avoid the risk sharing intent of APB No. 16. Furthermore, I understand that if I do sell any Company Common Stock that I hold before the aforementioned period, the Commission will determine if I intended to avoid risk sharing by looking to the following factors: proximity of the sale to the aforementioned period, magnitude of the Company Common Stock sold, reasons for disposal and the nature of my affiliate status. In the event the Commission determines that I intended to avoid risk sharing due to a sale or transfer of the Company Common Stock made by me after the date hereof, I agree to take any actions reasonably requested, including rescinding such sales or transfers, such that the Commission will determine that such sales or transfers did not avoid risk sharing.

      D. I will not sell, transfer or otherwise dispose of any Holding Company Securities held by me until after such time as results covering at least 30 days of post Effective Time operations of Holding Company have been published in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such results of operations. Holding Company shall notify the "affiliates" of the publication of such results.

      E. I understand that, except as may be provided in any registration rights agreement entered into by the Holding Company and the undersigned, the Holding Company is under no obligation to register the sale, transfer or other disposition of the Holding Company Securities by me or on my behalf under the Act take any other action necessary in order to make compliance with an exemption from such registration available.

      F. I also understand that stop transfer instructions will be given to the Holding Company's transfer agents with respect to the Holding Company Securities and that the Holding Company may place on the certificates for the Holding Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED APRIL 21, 1997, BETWEEN THE REGISTERED HOLDER HEREOF AND HOLDING COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HOLDING COMPANY.


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      Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                       Very truly yours,


                                       ------------------------------
                                       Name:

Agreed and accepted this ___ day of _________________, 1997 by ________________.


By:
   ----------------------------
   Name:
   Title:


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